Exhibit 99.2

AMENDED AND RESTATED GROUP AGREEMENT

This Amended and Restated Group Agreement (this “Agreement”) is entered into as of the 15th day of October 2019, by and among Hestia Capital Partners, LP, Hestia Capital Management, LLC and Kurtis J. Wolf (collectively, “Hestia”), and Permit Capital Enterprise Fund, L.P., Permit Capital, LLC, Permit Capital GP, L.P. and John C. Broderick (collectively, “Permit” and, together with Hestia, the “Group”).

WHEREAS, Hestia and Permit were parties to that certain Group Agreement dated as of March 7, 2019 and Joinder Agreement dated as of March 27, 2019 (collectively, the “Existing Group Agreement”), relating to their investment in GameStop Corp., a Delaware corporation (the “Company”); and

WHEREAS, Hestia and Permit desire to amend and restate the Existing Group Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, IT IS AGREED, by the parties hereto:

1.	To the extent required by applicable law, in accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each member of the Group agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.
2.	So long as this Agreement is in effect, each of the undersigned shall provide, no later than 24 hours after each such transaction, written notice to each other of (i) any of their purchases or sales of securities of the Company or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership.
3.	Each of the undersigned agrees that all out-of-pocket costs and expenses incurred in connection with the Group’s investment in the Company, including the preparation of this Agreement and any future SEC filings, and so long as this Agreement is in effect (the “Expenses”) shall be shared equally by Hestia and Permit.
4.	Each of the undersigned agrees that any SEC filing relating exclusively to the Company’s securities or communication proposed to be made to the Company shall be first approved by a representative of Hestia and a representative of Permit. The parties hereto hereby agree to work in good faith to resolve any disagreement that may arise between or among any of the members of the Group concerning decisions to be made, actions to be taken or statements to be made in connection with the Group’s activities.
5.	The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.
6.	This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

7.	Any legal action or proceeding arising out of the provisions of this Agreement or the parties’ investment in the Company shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.
8.	The parties’ rights and obligations under this Agreement (other than the rights and obligations set forth in Section 3 (solely with respect to Expenses incurred prior to the termination of the Agreement) and Section 7 which shall survive any termination of this Agreement) shall terminate upon written notice to the other parties, with a copy by email to Elizabeth Gonzalez-Sussman at Olshan Frome Wolosky LLP (“Olshan”), Email: egonzalez@olshanlaw.com. Any notice required hereunder shall be sent by email with confirmation of delivery receipt.
9.	Each party acknowledges that Olshan shall act as counsel for the Group and each of Hestia and Permit relating to their investment in the Company.
10.	The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the parties hereto.
11.	To the extent required by applicable law, each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Hestia Capital Partners LP

By:	Hestia Capital Management, LLC,
its General Partner

By:	/s/ Kurtis J. Wolf
	Name:	Kurtis J. Wolf
	Title:	Managing Director

Hestia Capital Management, LLC

By:	/s/ Kurtis J. Wolf
	Name:	Kurtis J. Wolf
	Title:	Managing Member

/s/ Kurtis J. Wolf
Kurtis J. Wolf

Permit Capital Enterprise Fund, L.P.

By:	/s/ John Broderick
	Name:	John Broderick
	Title:	Partner

Permit Capital, LLC

By:	/s/ John Broderick
	Name:	John Broderick
	Title:	Partner

Permit Capital GP, L.P.

By:	/s/ John Broderick
	Name:	John Broderick
	Title:	Partner

/s/ John Broderick
John Broderick